Exhibit 99.1

Asset Entities Inc. Regains Compliance with Nasdaq Listing Rule 5550(b)(1)

DALLAS, February 19, 2025 -- Asset Entities Inc. (“Asset Entities” or the “Company”) (NASDAQ: ASST), a provider of digital marketing and content delivery services across Discord, TikTok, and other social media platforms, and a Ternary Payment Platform company, today announced that it has regained compliance with Nasdaq Listing Rule 5550(b)(1), which requires minimum stockholders’ equity of $2.5 million.

On February 18, 2025, the staff (the “Staff”) of the Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that based on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2025, the Staff has determined that the Company complies with Listing Rule 5550(b)(1). The Staff further advised the Company that if the Company fails to evidence compliance upon filing its periodic report for the period ending March 31, 2025, it may be subject to delisting. Asset Entities expects that its stockholder’s equity will be at least $2.5 million as of March 31, 2025, as required by the Staff in its February 18, 2025, letter.

On August 21, 2024, the Staff notified the Company that it did not comply with the minimum $2.5 million stockholders’ equity requirement for companies listed on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1). In response, the Company took immediate steps to fully comply by aggressively working to improve its financial strength and operations. These efforts included ongoing cost reduction initiatives, raising additional capital for future acquisitions and operations, and implementing and utilizing its at-the-market offering, which resulted in Asset Entities exceeding the $2,500,000 stockholders’ equity requirement.

Arshia Sarkhani, CEO of Asset Entities, stated: “We are pleased that the Company successfully implemented a plan to regain compliance and meet the equity requirement, and is continuing to execute that plan going forward. Our team is committed to staying on course and ensuring continued regulatory compliance. As stated previously, our goal is to ensure that we continue our expansion and further development of our Discord, TikTok, and social media services, as well as expand our presence in the TikTok Shop space as a new TikTok Shop Partner. We are strongly encouraged by the significant increase in revenues over the last year, and we expect that trend will continue to grow with the anticipated future acquisitions and the new AE.360.DDM contracts.”

To learn about Asset Entities, please go to www.assetentities.com. To learn about the Ternary payment platform, please go to www.ternarydev.com. To learn about Asset Entities 360 suite of discord services, go to www.ae360ddm.com and https://discord.gg/ae360ddm.

About Asset Entities Inc.

Asset Entities Inc. is a technology company providing social media marketing, management, and content delivery across Discord, TikTok, Instagram, X (formerly Twitter), YouTube, and other social media platforms. Asset Entities is believed to be the first publicly traded Company based on the Discord platform, where it hosts some of Discord’s largest social community-based education and entertainment servers. The Company’s AE.360.DDM suite of services is believed to be the first of its kind for the Design, Development, and Management of Discord community servers. Asset Entities’ initial AE.360.DDM customers have included businesses and celebrities. The Company also has its Ternary payment platform that is a Stripe-verified partner and CRM for Discord communities. The Company’s Social Influencer Network (SiN) service offers white-label marketing, content creation, content management, TikTok promotions, and TikTok consulting to clients in all industries and markets. The Company’s SiN influencers can increase the social media reach of client Discord servers and drives traffic to their businesses. Learn more at assetentities.com, and follow the Company on X at $ASST and @assetentities.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements. In addition, from time to time, representatives of the Company may make forward-looking statements orally or in writing. These forward-looking statements are based on expectations and projections about future events, which are derived from the information currently available to the Company. Such forward-looking statements relate to future events or the Company’s future performance, including its financial performance and projections, growth in revenue and earnings, and business prospects and opportunities. Forward-looking statements can be identified by those statements that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors including those that are described in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These and other factors may cause the Company’s actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake any responsibility to update the forward-looking statements in this release, except in accordance with applicable law.

Company Contacts:

Arshia Sarkhani, President and Chief Executive Officer
Michael Gaubert, Executive Chairman
Asset Entities Inc.
Tel +1 (214) 459-3117
Email Contact

Investor Contact:

Skyline Corporate Communications Group, LLC
Scott Powell, President
1177 Avenue of the Americas, 5th Floor
New York, NY 10036
Office: (646) 893-5835
Email: info@skylineccg.com